[Letterhead of Baum & Company]

                CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 10, 2004 to this amendment 4 to the Registration Statement on Form SB-2 dated February 10, 2005 and related prospectus of Pricester.com, Inc., a Florida corporation, for the registration of common shares.





Baum & Company
Coral Springs, FL
February 10, 2005